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                                                                   Exhibit 10.28
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                              CONSULTING AGREEMENT
                              --------------------

          This Consulting Agreement (this "Agreement") is entered into as of May 1, 2000 (the "Effective Date") between Baxter International Inc., a Delaware corporation (the "Company"), and Arnold J. Levine, Ph.D. (the "Consultant").

          WHEREAS, the Company desires to obtain the benefit of the Consultant's knowledge and experience by retaining the Consultant, and the Consultant desires to accept such position, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

     1. Term of Agreement. The Company hereby agrees to retain the Consultant as a consultant, and the Consultant hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period (the "Consulting Period") commencing on the Effective Date and ending on the date which is the tenth annual anniversary of the Effective Date, unless earlier terminated pursuant to Section 5 hereof.

     2. Consulting Services. During the Consulting Period, the Consultant shall make himself available to perform consulting services with respect to the businesses conducted by the Company. Such consulting services shall be related to such matters as the Chief Executive Officer of the Company may designate from time to time. The Consultant shall comply with reasonable requests for the Consultant's consulting services and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services.

     3. Independent Contractor Status. The Consultant shall perform the consulting services described in Section 2 hereof as an independent contractor without the power to bind or represent the Company for any purpose whatsoever. The Consultant shall not, by virtue of being a consultant hereunder, be eligible to receive any employee benefits for which officers or other employees of the Company are eligible at any time. The Consultant hereby acknowledges his separate responsibility for all federal and state withholding taxes, Federal Insurance Contribution Act taxes and workers' compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold the Company harmless from any claim or liability therefor.

     4. Compensation. As compensation for the consulting services to be performed by the Consultant hereunder, the Consultant shall upon the completion of each year during the Consulting Period earn the right to receive, subject to
Section 4 of the Restricted Stock Award Agreement attached hereto as Exhibit 1 (the "Restricted Stock"), 1,000 of the restricted shares of Company common stock described in the Restricted Stock Award on the anniversary of the Effective Date. The Company shall reimburse the Consultant, in accordance with the Company's policies and procedures,

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for all proper expenses incurred by the Consultant in providing consulting services hereunder.

     5.  Termination.

     (a) This Agreement may be terminated at any time by the Company upon written notice to the Consultant, or by the Consultant upon written notice to the Company at which time the Restricted Stock earned by the Consultant shall vest or be forfeited as specified in Section 4 of the Restricted Stock Award Agreement.

     (b) In the event of termination by the Company pursuant to paragraph (a) above or termination due to Disability (as defined in the Restricted Stock Award Agreement) or death, the Consultant shall earn for the year in which such termination occurred a pro rata share of the 1,000 shares which would have been earned by the Consultant pursuant to Section 4 hereof upon the completion of such year, and the Company shall reimburse the Consultant for expenses incurred by the Consultant pursuant to Section 4 hereof prior to the date of such termination. Such pro rata share shall be determined by multiplying 1,000 by a fraction, the numerator of which is the number of months beginning on May 1 and ending on the date the Company terminates the Consultant's employment (rounding up to the next month), and the denominator of which is 12.

     6.  Noncompetition; Nonsolicitation.

     (a) The Consultant acknowledges that during the Consulting Period he will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries.

     (b) The Consultant agrees that during the Consulting Period he shall not
     (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business, in which the Consultant was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries during the Consulting Period in any geographic area in which the Company or any of its subsidiaries is then conducting such business, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

     (c) If, at any time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section.

     7. Confidentiality. The Consultant shall not, at any time during the Consulting Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its

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subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries ("Confidential Information"), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Consultant, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Consultant gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Consultant's duties under this Agreement. Promptly following the termination of the Consulting Period, the Consultant shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

     8. Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of
Section 6 or 7 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Consultant agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce an arbitration award against him or to obtain interim injunctive or other relief pending an arbitration decision.

     9. Representations. The Consultant represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Consultant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Consultant is a party or by which he is bound and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Consultant, enforceable in accordance with its terms.

     10. Survival. Sections 7 and 8 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Consulting Period.

     11. Arbitration. Any dispute or controversy between the Company and the Consultant, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including,

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without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Consultant. The Company and the Consultant acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

     12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:


          If to the Company, to:

               General Counsel
               Baxter International Inc.
               One Baxter Parkway
               Deerfield, IL  60015

          If to the Consultant, to:

               Arnold J. Levine, Ph.D.
               1230 York Avenue
               New York, NY   10021

         13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     14. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by

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or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

     15. Successors and Assigns. This Agreement shall be enforceable by the Consultant and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

     16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

     17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

     18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              BAXTER INTERNATIONAL INC.

                              By:    /s/Harry M. Jansen Kraemer, Jr.
                                     -------------------------------
                              Title: Chairman and Chief Executive Officer
                                     ------------------------------------

                              ARNOLD J. LEVINE, PH.D.

                              /s/Arnold J. Levine, Ph.D.
                              ---------------------------

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                                                                       EXHIBIT 1

                           BAXTER INTERNATIONAL INC.
                        RESTRICTED STOCK AWARD AGREEMENT

          Baxter International Inc., a Delaware corporation (the "Company"), hereby grants to Arnold J. Levine, Ph.D. (the "Holder") as of July 13, 2000 (the "Grant Date"), pursuant to the provisions of the Baxter International Inc. 2000 Incentive Compensation Program (the "Plan"), a Restricted Stock Award (the "Award") of 10,000 shares of Baxter International Inc. common stock, upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

          1. Execution of Stock Powers. The Holder agrees to execute and return such irrevocable stock powers as may be requested by the Company in order to facilitate the transfer to the Company (or its assignee or nominee) of all or a portion of the shares subject to the Award, if shares are not earned pursuant to Section 4 of the Consulting Agreement, if forfeited pursuant to Paragraph 4 hereof or if required under applicable laws or regulations. As soon as practicable after the Holder has executed such stock powers and returned them to the Company, the Company shall cause to be issued in the Holder's name a stock certificate or certificates representing the total number of shares subject to the Award. Such certificates shall be held by the Company until delivered to the Holder pursuant to Section 3 below.

          2. Rights as a Stockholder. The Holder shall have the right to vote the shares subject to the Award and to receive dividends and other distributions thereon unless and until, and only to the extent, such shares are forfeited pursuant to Paragraph 4 hereof; provided, however, that a dividend or other distribution with respect to such shares (including, without limitation, a stock dividend or stock split), other than a regular cash dividend, shall be delivered to the Company (and the Holder shall, if requested by the Company, execute and return one or more irrevocable stock powers related thereto) and shall be subject to the same restrictions as the shares with respect to which such dividend or other distribution was made.

          3. Custody and Delivery of Certificates Representing Shares. The Company shall hold the certificate or certificates representing the shares subject to the Award until the shares have been earned pursuant to Section 4 of the Consulting Agreement and vested pursuant to Paragraph 4 hereof, and the Company shall as soon thereafter as practicable deliver the certificate or certificates for the earned and vested shares to the Holder and destroy the stock power or powers relating to such shares.

          4.  Restriction Period and Vesting.  (a)  The shares earned under
Section 4 of the Consulting Agreement shall vest on the earlier of May 1, 2010 and the date specified by Section 4(b) hereof (relating to involuntary termination or termination due to death or disability) or Section 11.10 of the Plan (relating to vesting upon a Change in Control) (the period beginning on the Grant Date and ending on the date on which the shares vest shall be referred to as the "Restriction Period").

          (b) If the Holder's services to the Company terminate by reason of disability (as determined under the terms of the Baxter Long-Term Disability
Plan) ("Disability"), death or involuntary termination by the Company, the earned shares under the Award shall become fully vested as of the effective date of the Holder's termination of service.

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          (c)  If the Holder's services to the Company terminate for any reason other than Disability, death or involuntary termination by the Company, the entire Award (including earned shares) is forfeited by the Holder and shall be cancelled by the Company.

          5. Termination of Award. In the event that the Holder forfeits the shares subject to the Award, the Award shall terminate.

          6.  Additional Terms and Conditions of Award.

          6.1. Nontransferability of Award. During the Restriction Period, the shares subject to the Award may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, during the Restriction Period, the shares subject to the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such shares, the Award shall immediately become null and void.

          6.2. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of shares other than a regular cash dividend, the number and class of securities subject to the Award shall be appropriately adjusted by the Committee. If any adjustment would result in a fractional security being subject to the Award, the Company shall pay the Holder in connection with the vesting, if any, of such fractional security, an amount in cash determined by multiplying (i) such fraction (rounded to the nearest hundredth) by (ii) the fair market value on the vesting date. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

          6.3. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the shares subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

          6.4. Delivery of Certificates. Upon the vesting of the Award, the Company shall deliver or cause to be delivered one or more certificates representing the number of earned vested shares. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery.

          6.5. Award Confers No Rights to Employment. In no event shall the granting of the Award or its acceptance by the Holder give or be deemed to give the Holder any right to employment by the Company or any affiliate of the Company.

          6.6. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

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          6.7.  Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Holder hereby acknowledges receipt of a copy of the Plan.

          7.  Miscellaneous Provisions.

          7.1. Meaning of Certain Terms. As used herein, the term "vest" shall mean no longer subject to forfeiture. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

          7.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

          7.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Company, or its designated representative at One Baxter Parkway, Deerfield, IL 60015, Attention:
Human Resources, and if to the Holder, to the address set forth for the Holder on the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

          7.4. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to conflicts of laws principles.

                              BAXTER INTERNATIONAL INC.

                              By:    /s/Harry M. Jansen Kraemer, Jr.
                                     -------------------------------


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